                                                                      Exhibit 11


ClinTrials Research Inc.
Computation of per share earnings
(in thousands, except for earnings per share)

                                                   Three Months Ended March 31
                                                        1997        1998
                                                   ---------------------------
Net income (loss)                                    $   748      $(2,240)
                                                   ===========================
Weighted average shares outstanding
   for Basic Earnings per Share                       18,117       18,185

Dilutive effect of stock options                         405           --
                                                   ---------------------------

Weighted average shares outstanding and
   dilutive effect of stock options for Diluted
   Earnings per Share                                 18,522       18,185
                                                   ===========================
Earnings (loss) per share:

   Basic                                             $  0.04      $ (0.12)
                                                   ===========================

   Diluted                                           $  0.04      $ (0.12)
                                                   ===========================



 Note: Prior period amounts have been restated to give retroactive effect to the 1997 merger with Ovation, which was accounted for as a pooling of interests.